                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                        Internet Security Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        (INTERNET SECURITY SYSTEMS LOGO)

                        Internet Security Systems, Inc.
                               6303 Barfield Road
                               Atlanta, GA 30328

                                 April 15, 2003

           NOTICE OF ANNUAL STOCKHOLDERS MEETING AND PROXY STATEMENT

Dear Stockholder:

     We cordially invite you to attend Internet Security Systems' annual stockholders meeting. The meeting will be held on Wednesday, May 28, 2003, at 10:00 a.m. at our corporate offices, located at 6303 Barfield Road, Atlanta, Georgia 30328.

     At the annual meeting, you will be asked to

     - elect three directors to serve a three-year term ending in the year 2006;

     - approve amendments to our Restated 1995 Stock Incentive Plan; and

     - consider other business properly brought before the annual meeting or any adjournment of the meeting.

     These matters are more fully described in the proxy statement. The close of business on April 7, 2003 is the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices for the ten business days prior to the annual meeting and at the annual meeting.

     PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING.

                                          Sincerely,

                                          /s/ THOMAS E. NOONAN
                                          Thomas E. Noonan
                                          President, Chief Executive Officer and
                                          Chairman of the Board of Directors

This Notice of Annual Stockholders Meeting and Proxy Statement and the accompanying proxy card are being mailed to our stockholders beginning on or about April 15, 2003.

                        INTERNET SECURITY SYSTEMS, INC.

                                PROXY STATEMENT

                                    CONTENTS

About the Annual Meeting....................................    1

Proposal One
Election of Directors.......................................    2

Proposal Two
Approval of Amendments to the Restated 1995 Stock Incentive
  Plan......................................................    5

Stock Performance Graph.....................................    6

Security Ownership of Management and Principal
  Stockholders..............................................    6

Executive Officers..........................................    8

Executive Compensation......................................    8

Stockholder Approved and Non-Approved Equity Compensation
  Plans.....................................................   10

Compensation Committee Interlocks and Insider
  Participation.............................................   11

Compensation Committee Report on Executive Compensation.....   11

Restated 1995 Stock Incentive Plan -- Summary of Principal
  Features..................................................   13

Independent Auditors........................................   20

Audit Committee Report......................................   21

Certain Relationships and Related Transactions..............   21

Compliance with Section 16(a) of the Securities Exchange Act
  of 1934...................................................   22

Annual Report and Form 10-K.................................   22

Internet Security Systems, Inc. Audit Committee Charter
  (Annex A).................................................  A-1

                        INTERNET SECURITY SYSTEMS, INC.
                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 2003

ABOUT THE ANNUAL MEETING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Internet Security Systems, Inc., a Delaware corporation, for use at the annual stockholders meeting to be held on May 28, 2003.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the annual meeting, you will be asked to

     - elect three directors to serve a three-year term ending in the year 2006; and

     - approve amendments to our Restated 1995 Stock Incentive Plan.

     We do not know of any other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. By executing the enclosed proxy, you will grant discretionary authority to the persons named in the proxy with respect to such other matters.

VOTING

     On April 7, 2003, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting, 49,644,481 shares of our common stock, par value $0.001 per share, were issued and outstanding. We have no other outstanding classes of stock. Each stockholder is entitled to one vote for each share of common stock held on the record date. Stockholders may not cumulate votes in the election of directors and no stockholder has dissenter's rights in connection with any proposal to be considered at the annual meeting.

     The inspector of election appointed for the annual meeting, with the assistance of our transfer agent, will tabulate all votes. Abstentions and votes withheld are counted as present for the purpose of establishing a quorum to conduct business at the meeting. Because directors are elected by a plurality of the votes cast, an abstention or vote withheld from a nominee has no effect upon the election of directors. With respect to the amendments to the Plan, if you abstain from voting on the proposal it will have the same effect as a vote against the proposal.

     If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances in accordance with New York Stock Exchange Rules that govern banks and brokers if you do not provide voting instructions before the annual meeting. These circumstances include certain "routine" matters, such as the election of directors. Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters, or leave your shares unvoted. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.

     A brokerage firm cannot vote customers' shares on non-routine matters, such as the proposed amendments to our Restated 1995 Stock Incentive Plan. Therefore, if your shares are held in street name and you do not vote your proxy, your shares will not be voted on non-routine matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes", however, will be counted in determining whether there is a quorum.

PROXIES

     Shares represented by properly signed and returned proxy cards will be voted at the annual meeting in accordance with the instructions specified. If the proxy does not specify how to vote the shares represented, the proxy will be voted FOR the nominees for director and FOR approval of the amendments to our Restated 1995 Stock Incentive Plan.

     You may revoke or change your proxy and instructions at any time before the annual meeting by filing with our General Counsel, at 6303 Barfield Road, Atlanta, Georgia 30328, a notice of revocation or by submitting another proxy vote with a later date. You may also revoke your proxy by attending the annual meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

SOLICITATION

     We will bear our costs of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others, so that they may forward this solicitation material to beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Under our by-laws and SEC regulations, we must receive any stockholder proposal that a stockholder intends to present at our 2004 annual meeting no later than December 15, 2003 for it to be included in the proxy statement and proxy form relating to that meeting. To be considered, a stockholder proposal must comply with SEC regulations and the requirements of our by-laws.

PROPOSAL ONE
ELECTION OF DIRECTORS

GENERAL

     Stockholders will be asked to elect three directors to our Board at the annual meeting to serve a three-year term expiring at the annual meeting of stockholders in 2006. Thomas E. Noonan, Sam Nunn and David N. Strohm, who are currently directors, have been nominated by the Board to stand for re-election.

     Our Board currently consists of seven directors. Our certificate of incorporation provides for a classified Board consisting of three classes of directors with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. The class whose term of office expires at this annual meeting consists of three directors. The directors elected at the annual meeting will serve for a term of three years, expiring at the 2006 annual meeting of stockholders or when their successors have been elected and qualified. The class whose term of office expires at the 2004 annual meeting consists of two directors and the class whose term of office expires at the 2005 annual meeting consists of two directors.

     The nominees for election have agreed to serve if elected, and we have no reason to believe that the nominees will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will vote for an alternate nominee designated by the Board to fill the vacancy.

NOMINEES FOR DIRECTOR FOR TERM ENDING AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS

     Thomas E. Noonan, 42, has served as our President and as a director since August 1995 and as our Chief Executive Officer and Chairman of the Board since November 1996. Mr. Noonan is also a director of Manhattan Associates, Inc., a provider of technology-based solutions to improve supply chain effectiveness and efficiencies, as well as two privately held companies.

     Sam Nunn, 64, has served as one of our directors since October 1999 and an advisor to us since February 1998. Mr. Nunn has been a senior partner in the Atlanta law firm of King & Spalding LLP since January 1997. Previously, he served in the United States Senate for four terms starting in 1972. Mr. Nunn is co-chairman and chief executive officer of the Nuclear Threat Initiative, a charitable organization working to reduce the global threat from nuclear, biological and chemical weapons. He is also a director of The Coca-Cola Company, Dell Computer Corporation, General Electric Company, Scientific-Atlanta, Inc., Chevron Texaco Corporation and Total System Services, Inc., and several privately held companies. He also serves as Chairman of the Board of the Center for Strategic and International Studies (CSIS), a Washington, D.C. think tank.

     David N. Strohm, 54, has served as one of our directors since February 1996. Since 1980, Mr. Strohm has been an employee of Greylock Management Corporation, a venture capital group, and has been a general partner of several venture capital funds affiliated with Greylock. Mr. Strohm is also a director of DoubleClick Inc., a provider of Internet advertising services, Switchboard, Inc., an Internet-based local merchant networking company, Legato Systems, Inc., a data storage management software company, and several privately held companies.

VOTE REQUIRED

     The three nominees receiving the greatest number of affirmative votes of the shares present or represented by proxy and entitled to vote at the annual meeting will be elected directors. This number is called a plurality.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE THREE NOMINEES LISTED ABOVE.

CONTINUING DIRECTORS FOR TERM ENDING AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS

     Robert E. Davoli, 54, has served as one of our directors since February 1996. Mr. Davoli has been a general partner of, or an advisor to, Sigma Partners, a venture capital firm, since January 1995. Mr. Davoli also serves as a director of Vignette Corporation, an Internet relationship management software company, Versata, Inc., an e-business software applications and services company, and several privately held companies.

     Christopher W. Klaus, 29, founded Internet Security Systems in April 1994 and has served as one of our directors since then. He also served as President until August 1995 and as Chief Executive Officer until November 1996. Mr. Klaus continues to serve as Chief Technology Officer and Secretary. Prior to founding the company, Mr. Klaus developed a shareware version of Internet Scanner while attending Georgia Institute of Technology.

CONTINUING DIRECTORS FOR TERM ENDING AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS

     Richard S. Bodman, 65, has served as one of our directors since July 1997. Since May 1996, Mr. Bodman has served as President of Venture Management Services, Inc., an independent company that manages equity funds and investments, including those of AT&T Ventures. From August 1990 to May 1996, Mr. Bodman served as Senior Vice President for Strategy and Development for AT&T, as a member of AT&T's Management Executive Committee, and as Lead Director of Sandia National Laboratories. Mr. Bodman was also a director of TYCO International, Inc. until March 2003, and serves on boards of several privately held companies.

     Kevin J. O'Connor, 42, has served as one of our directors since October 1995. Mr. O'Connor has been the Chairman of DoubleClick Inc., a provider of Internet advertising services, since January 1996 and was also the Chief Executive Officer until June 2000. Mr. O'Connor is also a director of 1-800-FLOWERS.com, Inc., an online retailer of flowers and gifts, and Pinnacor, Inc., a provider of information and analytical applications to financial services companies and global corporations.

BOARD AND COMMITTEE MEETINGS

     Our Board held six meetings during fiscal 2002. We have an Audit Committee, a Compensation Committee and a Nominating Committee that was established in December 2002. The Audit Committee held nine meetings during 2002 and the Compensation Committee held nine meetings during 2002. Each Board member attended at least 75% of the total number of meetings of the Board and the committees on which the member served.

AUDIT COMMITTEE

     The Audit Committee of our Board consists of three directors, Messrs. Bodman, Davoli and O'Connor, all of whom are independent under the rules of the National Association of Securities Dealers. The Audit Committee has a written charter, which is attached as Annex A to this proxy statement. The Audit Committee is primarily responsible for reviewing and recommending to the Board the selection of our independent auditors; discussing with the auditors their independence from management; discussing with the internal audit function and the independent auditors the overall scope and plans for their respective audits; discussing with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including our systems to monitor and manage business risk, and legal and ethical compliance programs; and reviewing the interim and annual financial statements to be included in our SEC filings.

COMPENSATION COMMITTEE

     The Compensation Committee of our Board consists of three directors, Messrs. Davoli, O'Connor and Strohm, and has a written charter. The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. It also has authority to administer our Restated 1995 Stock Incentive Plan and to make option grants thereunder.

NOMINATING COMMITTEE

     The Nominating Committee of our Board was established in December 2002 and consists of two directors, Messrs. Nunn and Strohm, and has a written charter. The Nominating Committee is primarily responsible for evaluating director performance and evaluating and recommending nominees to serve as directors and members of committees of the Board.

DIRECTOR COMPENSATION

     Our non-employee directors are reimbursed for their reasonable expenses in connection with attending Board meetings. In addition, the Board has approved an annual retainer increase effective with the 2003 shareholders meeting for our non-employee directors from $10,000 to $20,000 and an additional annual retainer of $10,000 for chairpersons of Board committees. These annual retainers are payable upon the conclusion of each year's service. The modifications also permit a director to elect to receive common stock under the Stock Issuance Program of our Restated 1995 Stock Incentive Plan in lieu of the cash retainer payable. The election can be made at any time prior to the annual meeting of stockholders for the retainer payable upon conclusion of such meeting. The grant will be made by the Compensation Committee of the Board and the stock value is determined by the closing sales price of our common stock on the date of such annual stockholder meeting. Directors do not receive meeting fees for individual meetings.

     Under the current Automatic Option Grant Program of our Restated 1995 Stock Incentive Plan, each non-employee director is granted an initial option to purchase 20,000 shares of common stock on the date he or she is first elected or appointed to the Board, provided he or she has not previously been our employee. In addition, after each annual stockholders meeting, each non-employee director is granted an annual option to purchase 10,000 shares of common stock. If Proposal Two is approved by our stockholders at our annual meeting, the initial grant will be increased to an option to purchase 40,000 shares of common stock and the annual grant will be increased to an option to purchase 20,000 shares, effective with the automatic grants issued upon conclusion of this annual meeting of stockholders.

     Each option is granted at an exercise price per share equal to the fair market value per share of common stock on the grant date. Options have a term of 10 years, subject to earlier termination upon cessation of Board service. Options are immediately exercisable, though any shares purchased upon exercise of the option are subject to repurchase by us upon cessation of Board service prior to vesting in the shares. The initial option grant to non-employee directors vests in four equal successive annual installments. The annual option grant vests upon the completion of one year of Board service. In addition, the shares underlying each option grant immediately vest upon certain changes in our ownership or control or upon the death of the Board member.

PROPOSAL TWO
APPROVAL OF AMENDMENTS TO THE RESTATED 1995 STOCK INCENTIVE PLAN

     We are asking you to approve amendments to the Restated 1995 Stock Incentive Plan that will change the Automatic Option Grant Program for non-employee directors. Over the past year, the regulatory environment impacting directors has changed dramatically. Due, in part, to these changes, director compensation continues to change. In January 2003, the Compensation Committee of the Board retained a compensation consultant to evaluate our compensation to non-employee directors and make suggestions. The proposed amendments are designed to address changes that have already occurred in compensation practices resulting from increased demands on the time devoted by non-employee directors and the expanded scope of responsibilities for non-employee directors. The proposed changes are intended to keep pace with current practices within our industry in order to attract and retain qualified directors and were approved by the Board with the advice of a compensation consulting firm retained by the Compensation Committee.

     The Board adopted an amendment to our Plan increasing the number of shares included in future initial option grants to new non-employee directors and increasing the number of shares included in future annual option grants to serving non-employee directors under the Plan's Automatic Option Grant Program. The amendment is subject to stockholder approval at the annual meeting. If the amendments to the Plan are approved, initial option grants will be increased from 20,000 to 40,000 shares of common stock, and will be granted on the date the individual first becomes a non-employee member of the Board. Annual option grants will be increased from 10,000 to 20,000 shares of common stock and will be granted at each annual stockholders meeting, beginning with this annual meeting, if the non-employee director continues to serve on the Board.

     A summary of the principal features of the Plan begins on page 13 of this Proxy Statement.

VOTE REQUIRED

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is required for approval of the amendment to the Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE PLAN.

STOCK PERFORMANCE GRAPH

     The graph compares the performance of our common stock to the Nasdaq National Market Index and to the Nasdaq Computers and Data Processing Services Index. It covers the period from March 24, 1998 (the first day of trading after our initial public offering of shares of our common stock) to December 31, 2002. The graph assumes that $100 was invested in our common stock and each of the indexes on March 24, 1998, and that all dividends were reinvested. No cash dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              (PERFORMANCE CHART)

------------------------------------------------------------------------------------------------------
                            3/24/1998   12/31/1998   12/31/1999   12/31/2000   12/31/2001   12/31/2002
------------------------------------------------------------------------------------------------------
 ISSX                         100.00      136.22       352.32       388.54       158.81        90.80
 Nasdaq CDPS Index            100.00      140.38       308.83       142.14       114.46        78.91
 Nasdaq NM Index              100.00      151.27       280.73       170.43       134.55        92.13

The foregoing graph shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of shares of common stock as of February 28, 2003 for (i) our Chief Executive Officer, the four most highly compensated executive officers serving at the end of fiscal 2002 (collectively the "Named Officers"); (ii) our directors; (iii) our directors and executive officers as a group; and (iv) each person who is a stockholder holding more than a 5% interest in our common stock.

Unless otherwise indicated, the address for each person is c/o Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
NAME                                                           NUMBER     PERCENTAGE(1)
----                                                          ---------   -------------
Richard S. Bodman(2)........................................     23,471          *
Alex Bogaerts(3)............................................     80,063          *
Lawrence Costanza(4)........................................    143,125          *
Robert E. Davoli(5).........................................    165,000          *
Christopher W. Klaus(6).....................................  4,194,400        8.5%
Richard Macchia(7)..........................................    200,426          *
Thomas E. Noonan(8).........................................  2,323,694        4.7%
Pete Privateer (9)..........................................     30,938          *
Sam Nunn(10)................................................     66,600          *
Kevin J. O'Connor(11).......................................     76,266          *
David N. Strohm(12).........................................    100,000          *
All directors and executive officers as a group (15
  persons)(13)..............................................  7,497,131       15.1%
Fidelity Management & Research Company(14)
82 Devonshire Street, Boston, MA 02109......................  2,962,989        5.9%
T. Rowe Price(15)
100 East Pratt Street, Baltimore, MD 21202..................  5,044,050       10.1%
Putnam, LLC(16)
One Post Office Square, Boston, MA 02109....................  2,474,291        4.9%

------------

  *  Indicates less than 1%.

 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days following February 28, 2003, are deemed outstanding. However, shares subject to options are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Includes options for 5,000 shares of common stock.

 (3) Includes options for 64,563 shares of common stock.

 (4) Consists of options for 143,125 shares of common stock.

 (5) Includes options for 50,000 shares of common stock.

 (6) Includes options for 5,000 shares of common stock and 215,517 common shares owned by spouse.

 (7) Includes options for 148,126 shares of common stock.

 (8) Includes 180,875 shares held in family trusts and options for 484,167 shares of common stock.

 (9) Consists of options for 30,938 shares of common stock.

(10) Includes options for 65,000 shares of common stock.

(11) Includes options for 50,000 shares of common stock.

(12) Includes 90,000 shares held in a family trust and options for 10,000 shares of common stock.

(13) Includes options for 1,148,567 shares of common stock.

(14) Based solely on information provided by Fidelity Management & Research Company on its Schedule 13G filed February 13, 2003 with the Securities and Exchange Commission.

(15) Based solely on information provided by T. Rowe Price on its Schedule 13G filed February 10, 2003 with the Securities and Exchange Commission.

(16) Based solely on information provided by Putnam Investments, LLC on its
     Schedule 13G filed February 14, 2003 with the Securities and Exchange Commission.

EXECUTIVE OFFICERS

     In addition to Thomas E. Noonan, our Chief Executive Officer and President, and Christopher Klaus, our Chief Technology Officer and Secretary, who are described in Proposal One regarding our directors, we have the following executive officers:

     Richard Macchia, 51, is our Chief Financial Officer and Senior Vice President of Administration having joined us in 1997.

     Lawrence Costanza, 44, is our Senior Vice President of Americas Operations, having joined us in July 2000. Mr. Costanza was Vice President of North America Sales for Lucent Technologies from June 1999 until joining us and, prior to joining Lucent Technologies, he was Sales Director for 3Com Corporation.

     Alex Bogaerts, 53, is President of our Europe, Middle East and Africa region, having joined us in 1996.

     Lin Ja Hong, 45, is President of our Asia Pacific region, having joined us in 1997.

     Sean Bowen, 42, has served as our General Counsel and Vice President of Contracts Administration since March 2000. Prior to joining us, Mr. Bowen was Senior Corporate Counsel for Eastman Chemical Company.

     Maureen Richards, 33, joined our accounting group as a manager in 1997 and has served as our Corporate Controller since March 2001.

     Doug Johns, 54, is Senior Vice President Worldwide Operations, having joined us in September 2002. Prior to joining us, Mr. Johns was Chairman and Chief Executive Officer of Monorail Computer Corp.

     Pete Privateer, 49, is Senior Vice President X-Force Protection Services, having joined us in January 2002. Prior to joining us, Mr. Privateer was President and COO of Pelican Security, Inc. from September 1999 to December 2001. Prior to joining Pelican Security, Inc., he was Senior Vice President and acting COO for Concept Five Technologies, Inc. from April 1998 to August 1999. Prior to joining Concept Five Technologies, Inc., he was Senior Vice President of Operations for Axent Technologies, Inc.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table provides certain summary information concerning the compensation earned by our Named Officers whose salary and bonus for 2002 was in excess of $100,000.

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       -------------
                                                                       ANNUAL           SECURITIES
                                                                    COMPENSATION        UNDERLYING
                                                                 -------------------      OPTIONS
NAME AND PRINCIPAL POSITION(S)                            YEAR    SALARY     BONUS     (# OF SHARES)
------------------------------                            ----   --------   --------   -------------
Thomas E. Noonan........................................  2002   $237,500   $170,938      600,000
  Chief Executive Officer, President and                  2001   $190,833   $ 80,917      400,000
  Chairman of the Board                                   2000   $200,000   $149,480           --
Richard Macchia.........................................  2002   $243,750   $121,125      107,500
  Senior Vice President and Chief Financial Officer       2001   $208,437   $ 81,313       27,500
                                                          2000   $190,333   $109,765       75,000
Lawrence Costanza (1)...................................  2002   $300,000   $195,036      185,000
  Senior Vice President of Americas Operations            2001   $300,000   $322,625       55,000
                                                          2000   $110,384   $179,576      275,000
Alex Bogaerts(2)........................................  2002   $200,000   $131,411       80,000
  President EMEA Region                                   2001   $180,497   $ 64,495       25,000
                                                          2000   $150,000   $124,180        4,000
Pete Privateer (3)......................................  2002   $190,257   $ 71,900      135,000
  Senior Vice President X-Force Protection Services       2001         --         --           --
                                                          2000         --         --           --

------------

(1) Mr. Costanza joined us in July 2000.

(2) Mr. Bogaerts' cash compensation was paid in euros in 2002 and an exchange rate of 1.06106 euros per dollar was used to calculate the dollar value in the table. Mr. Bogaerts' compensation, other than options, was paid to a consulting company owned by Mr. Bogaerts.

(3) Mr. Privateer joined us in January 2002.

STOCK OPTION GRANTS

     The following table contains information concerning the stock options granted to the Named Officers during 2002. All grants were made under our Restated 1995 Stock Incentive Plan.

                            OPTION GRANTS IN 2002(1)

                                                                               POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF    % OF TOTAL                            ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES    OPTIONS                              PRICE APPRECIATION FOR OPTION
                            UNDERLYING   GRANTED TO   EXERCISE                            TERM(2)
                             OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -----------------------------
NAME                         GRANTED      IN 2002       SHARE        DATE           5%              10%
----                        ----------   ----------   ---------   ----------   -------------   -------------
Thomas E. Noonan(3).......   600,000        16.1%      $33.37      1/21/12      $12,587,368     $31,896,352
Richard Macchia(4)........    16,250         0.4%      $31.70       1/1/12      $   323,846     $   820,626
                              41,250         1.1%      $33.37      1/21/12      $   865,380     $ 2,183,872
                              40,000         1.1%      $20.03      4/10/12      $   503,870     $ 1,276,906
                              10,000         0.3%      $14.43      10/9/12      $    90,749     $   229,977
Lawrence Costanza (4).....    22,500         0.6%      $31.70       1/1/12      $   448,403     $ 1,136,252
                              52,500         1.5%      $33.37      1/21/12      $ 1,101,393     $ 2,790,929
                              25,000         0.7%      $14.43      10/9/12      $   226,873     $   574,942
                              15,000         0.4%      $15.84       8/8/12      $   149,425     $   378,673
                              70,000         1.9%      $20.03      4/10/12      $   881,772     $ 2,234,585
Alex Bogaerts(4)..........    15,000         0.4%      $31.70       1/1/12      $   298,935     $   757,501
                              30,000         0.8%      $33.37      1/21/12      $   629,367     $ 1,594,816
                              25,000         0.7%      $20.03      4/10/12      $   314,918     $   798,066
                              10,000         0.3%      $14.43      10/9/12      $    90,749     $   229,977
Pete Privateer (4)........    75,000        2.00%      $33.37      1/21/12      $ 1,573,421     $ 3,987,044
                              30,000         0.8%      $20.03      4/10/12      $   377,902     $   957,679
                              30,000         0.8%      $14.43      10/9/12      $   272,248     $   689,931

---------------

(1) Under our Restated 1995 Stock Incentive Plan, unvested options terminate if the individual ceases to be employed by us prior to full vesting. If we are acquired by merger, consolidation or asset sale, the vesting of the options will accelerate and all options will vest in full unless the successor assumes the options. In the event that the successor assumes the options, if within 12 months following the acquisition the individual's position is reduced to a lesser position or the individual's employment is involuntarily terminated, the vesting of the options will accelerate in part so that the next annual installment of option shares scheduled to vest will immediately vest and, to the extent the individual continues in our service, each installment of option shares scheduled to vest thereafter will vest on each subsequent anniversary of the acceleration date. Each option expires on the earlier of ten years from the date of grant or termination of the individual's employment with us. All options were granted at fair market value as determined by the Board on the date of grant.

(2) Future value assumes appreciation in the market value of the common stock of 5% and 10% per year over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission and does not represent our estimate or projection of the future value of the common stock. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(3) Of these options granted, 50,000 shares become exercisable each quarter beginning April 1, 2002 through January 1, 2005.

(4) These options for shares vest 25% on or about the first anniversary of the earlier of the grant or allocation date, and the remaining 75% vest at the rate of 6.25% each quarter thereafter until vesting is complete.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information about options exercised during 2002 and unexercised options held by the Named Officers at the end of the fiscal year.

           AGGREGATE 2002 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                        SHARES                 OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                                       ACQUIRED                         2002                 AT DECEMBER 31, 2002(1)
                                          ON       VALUE     ---------------------------   ---------------------------
                NAME                   EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                ----                   --------   --------   -----------   -------------   -----------   -------------
Thomas E. Noonan.....................       --          --     303,333        756,667      $  489,800      $     --
Richard Macchia......................   25,000    $751,300      84,060        195,940      $1,070,508      $156,416
Lawrence Costanza....................       --          --     101,876        363,124      $   96,524      $384,075
Alex Bogaerts........................       --          --      44,500        104,500      $   28,812      $148,487
Pete Privateer.......................       --          --          --        135,000      $       --      $117,000

------------

(1) Value is determined by subtracting the exercise price from the closing price per share of the common stock on the Nasdaq National Market on December 31, 2002 ($18.33 per share) to get the average value per option, and multiplying it by the number of shares underlying the option. The amount in this column may not represent amounts that can actually be realized.

STOCKHOLDER APPROVED AND NON-APPROVED EQUITY COMPENSATION PLANS

     A summary of our stockholder approved and non-approved equity compensation plans as of December 31, 2002 follows (in thousands, except exercise price):

                                                                                                    NUMBER OF SECURITIES
                                                NUMBER OF SECURITIES TO BE    WEIGHTED AVERAGE     REMAINING AVAILABLE FOR
                                                 ISSUED UPON EXERCISE OF      EXERCISE PRICE OF     ISSUANCE UNDER EQUITY
                PLAN CATEGORY                      OUTSTANDING OPTIONS       OUTSTANDING OPTIONS     COMPENSATION PLANS
                -------------                   --------------------------   -------------------   -----------------------
Equity compensation plans approved by security
  holders*....................................          6,521,000                  $32.45                 3,545,000
Equity compensation plans not approved by
  security holders............................            235,000                  $ 9.27                   310,000
                                                        ---------                                         ---------
    Total.....................................          6,756,000                  $31.64                 3,855,000
                                                        =========                                         =========

------------

* Our Restated 1995 Stock Incentive Plan contains an "evergreen" provision whereby the number of shares available for issuance increases automatically on the first trading day of each calendar year by 4% of the shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 2,600,000 shares.

     Our non-stockholder approved equity compensation plans include the following:

     - 1999 Employee Stock Purchase Plan

     - Non-qualified stock options granted to non-employee directors

     - Options assumed in connection with our acquisition of Netrex, Inc

     - Options assumed in connection with our acquisition of Network ICE, Corporation

     - Options assumed in connection with our acquisition of vCIS, Inc.

     The following is a description of the material features of each of these plans:

     1999 Employee Stock Purchase Plan. Effective July 1, 1999 ISS implemented an employee stock purchase plan for all eligible employees. Under this plan, shares of ISS Common Stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or last day of each six-month period. Employees may purchase shares with aggregate fair value up to 10% of their gross compensation during a six-month period. A total of 400,000 shares of common stock are authorized and reserved for issuance under the plan. The share reserve will increase on the first trading day of each calendar year, beginning in 2000, by 50,000 shares. At December 31, 2002 240,000 shares of ISS Common Stock had been issued and 310,000 shares remained available under the plan.

     Non-Qualified Stock Options Granted to Non-Employee Directors. On December 8, 1997 the Board of Directors granted to each of the four non-employee directors a non-statutory option to purchase 40,000 shares of Common Stock outside of the Restated 1995 Stock Incentive Plan, on the same terms as if those options had been granted under the Restated 1995 Stock Incentive Plan. ISS reserved 160,000 shares of Common Stock for issuance under these options. As of December 31, 2002, 80,000 of these options remained outstanding.

     Options Assumed in Connection With Our Acquisition of Netrex, Inc. In August 1999, as a result of our acquisition of Netrex, Inc. we assumed all outstanding Netrex, Inc. stock options. As a result approximately 510,000 shares of ISS Common Stock were reserved for outstanding grants under the Netrex Stock Plan. Each option is subject to the same terms and conditions of the original grant and generally vest over four years and expire ten years from the date of grant. No further options may be granted under the Netrex plan. As of December 31, 2002, approximately 14,000 options were outstanding.

     Options Assumed in Connection With Our Acquisition of Network ICE Corporation. In June 2001, as a result of our acquisition of Network ICE, we assumed all outstanding Network ICE stock options. As a result approximately 289,000 shares of ISS Common Stock were reserved for outstanding grants under the Network ICE Stock Plan. Each option is otherwise subject to the same terms and conditions of the original grant and generally vest over four years and expire ten years from the date of grant. No further options may be granted under the Network ICE plan. As of December 31, 2002, approximately 113,000 options were outstanding.

     Options Assumed in Connection With Our Acquisition of vCIS, Inc. In October 2002, as a result of our acquisition of vCIS, Inc. we assumed all outstanding vCIS, Inc. stock options. As a result approximately 35,000 shares of ISS Common Stock were reserved for outstanding grants under the vCIS Stock Plan. Each option is otherwise subject to the same terms and conditions of the original grant and generally vest over four years and expire ten years from the date of grant. No further options may be granted under the vCIS plan. As of December 31, 2002, approximately 27,000 options were outstanding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 2002, the Compensation Committee was comprised of Messrs. Davoli, O'Connor and Strohm. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for these individuals. The Compensation Committee also has the exclusive authority to make discretionary option grants to our executive officers under the Restated 1995 Stock Incentive Plan.

     The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to the individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide our executive officers with compensation opportunities that are based upon personal performance, our financial performance and their contribution to that performance and are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to our achievement of quarterly and annual financial performance goals, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation is comprised of bonuses and stock options and depends upon our financial performance and stock price appreciation rather than base salary.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2002 fiscal year are described below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The base salary for each officer generally reflects the salary levels for comparable positions in the published surveys and available market data, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

     Annual Incentives. For the 2002 fiscal year, the Chief Executive Officer was eligible for quarterly and annual incentive bonuses. The aggregate quarterly incentive bonus target was equal to 20% of his base salary and the annual incentive bonus target was equal to 50% of his base salary for the 2001 fiscal year. Payouts were determined based on our actual financial performance in comparison to our business plan, as adjusted during the year. The other executive officers were also awarded incentive compensation based on achievement of performance targets and attainment of individual objectives. Based on our performance for the 2002 fiscal year, bonuses were awarded to the Named Officers in the amounts indicated in the Summary Compensation table.

     Long Term Incentives. Stock option grants are made periodically by the Compensation Committee to each of our executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage ISS from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Options generally vest over a four-year period or are linked to various performance objectives. Vesting is contingent upon the officer's continued employment with us. Accordingly, an option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of option grants to executive officers, including the Chief Executive Officer, are set by the Compensation Committee at a level that is intended to create a long-term performance and retention incentive, and a meaningful opportunity for stock ownership based upon the individual's current position with us. Option grants are also intended to reflect the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee takes into account published surveys and available market data for comparable positions, the number of unvested options held by the executive officer, and any impairment based on market conditions in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

     CEO Compensation. In setting the total compensation payable to our Chief Executive Officer for the 2002 fiscal year, the Compensation Committee sought to emphasize incentive stock compensation. Effective April 1, 2002, the Compensation Committee determined to increase Mr. Noonan's base salary compensation to $250,000 with an equal amount for performance bonus compensation based on targets applicable to executive officers. An option to purchase 600,000 shares was granted in January 2002 to Mr. Noonan under the Restated 1995 Stock Incentive Plan with an exercise price of $33.37 per share, vesting quarterly over 12 quarters beginning April 1, 2002, until fully vested on January 1, 2005, and expiring ten years from the grant date. The components of Mr. Noonan's 2002 fiscal year compensation, other than salary, were primarily dependent upon our performance. Mr. Noonan was paid $170,938 in quarterly and annual cash bonuses for the 2002 fiscal year.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal 2002 will exceed that limit. The Restated 1995 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee may reconsider this decision if the individual cash compensation of any executive officer ever approaches the $1 million level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-term and long-term.

                                          The Compensation Committee:
                                          Robert E. Davoli, Chairman
                                          Kevin J. O'Connor
                                          David N. Strohm
March 17, 2003

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

RESTATED 1995 STOCK INCENTIVE PLAN -- SUMMARY OF PRINCIPAL FEATURES

     The following is a summary of the principal features of the Restated 1995 Incentive Stock Plan, as most recently amended and giving effect to the modifications submitted for stockholder approval under Proposal Two. This summary does not, however, purport to be a complete description of all the provisions of the Plan. Any of our stockholders who wish to obtain a copy of the plan document may do so upon written request to our corporate secretary at 6303 Barfield Road, Atlanta, Georgia 30328.

EQUITY INCENTIVE PROGRAMS

     The Plan consists of three separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, and (iii) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The Compensation Committee of the Board has exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee Board members. The Board and Compensation Committee have concurrent authority to make option grants and stock issuances under those programs to all other eligible individuals. The Board has appointed a secondary committee of one Board member to have separate but concurrent authority with the Compensation Committee to make option grants under the Discretionary Option Grant Program to employees other than our executive officers. Individual option grants by the secondary committee cannot exceed 10,000 shares.

     The term Plan Administrator, as used in this summary, will mean the Compensation Committee, the Board and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, none of the Compensation Committee, the Board or any secondary committee exercise any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of the program.

SHARE RESERVE

     An aggregate of 16,435,875 shares of common stock has been reserved to date for issuance under the Plan. Such share reserve includes the 1,981,753 shares added to the reserve on January 2, 2003 pursuant to the automatic share increase provisions of the Plan. In addition, on the first trading day of each calendar year during the term of the Plan, the number of shares of common stock available for issuance under the Plan automatically increases by an amount equal to 4% of the shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 2,600,000 shares. No incentive stock options may be granted from the additional shares resulting from the annual increases.

     No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 600,000 shares of common stock in the aggregate per calendar year.

     The shares of common stock issuable under the Plan may be drawn from our authorized but unissued shares of common stock or from shares of common stock reacquired by us, including shares repurchased on the open market.

     In the event any change is made to the outstanding shares of our common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate, annually and per participant) under the Plan and the securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

     Officers, employees, non-employee Board members and independent consultants in our service or the service of our subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Participation in the Automatic Option Grant Program is limited to non-employee members of the Board.

     As of March 31, 2003, eight executive officers, five non-employee Board members and approximately 1,192 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The five non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

VALUATION

     The fair market value per share of common stock on any relevant date under the Plan will be the closing selling price per share on that date on the National Market of the Nasdaq Stock Market. On April 7, 2003, the fair market value per share determined on such basis was $11.62.

DISCRETIONARY OPTION GRANT PROGRAM

     The Plan Administrator has discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each granted option will have an exercise price per share equal to the fair market value of the shares on the grant date unless otherwise determined by the Plan Administrator. The Plan Administrator's practice has been to grant options with an exercise price equal to the fair market value of the shares on the grant date, and has no present intent to change that practice. No granted option will have a term in excess of 10 years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the unvested option shares. The unvested shares acquired under those options may be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

     The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock.

     The Plan Administrator also has the authority, with the consent of the affected option holders, to cancel any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution thereof, new options covering the same or a different number of shares of common stock, but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

STOCK ISSUANCE PROGRAM

     Shares of common stock may be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator and for such valid consideration under the Plan and the Delaware General Corporation Law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

NON-EMPLOYEE DIRECTOR AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, non-employee Board members receive option grants at specified intervals over their period of Board service. All grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of the program.

     Under the Automatic Option Grant Program, the number of shares of common stock subject to the initial and annual grants and the vesting period of the annual grants is described below:

          1. Each individual who becomes a non-employee Board member, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of initial election or appointment, a one-time, non-statutory option to purchase 20,000 shares of common stock, provided the individual has not previously been in our employ. If Proposal Two is approved by stockholders at the annual meeting, the initial option grant will be increased to 40,000 shares of common stock.

          2. On the date of each annual meeting, each individual who is to continue to serve as a non-employee Board member, whether or not standing for re-election at that particular annual meeting, will automatically be granted a non-statutory option to purchase 10,000 shares of common stock, provided the individual has served as a non-employee Board member for at least six months. There will be no limit on the number of 10,000-share option grants any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in our employ will be eligible to receive annual grants. If Proposal Two is approved by stockholders at the annual meeting, the annual option grant will be increased to 20,000 shares of common stock.

          3. Each initial and annual option will be immediately exercisable for all of the option shares. However, any shares purchased under the option may repurchased by us, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares of common stock subject to the initial option grant will vest in a series of four successive equal annual installments upon the optionee's completion of each successive year of Board service over the four-year period measured from the grant date. The shares of common stock subject to each annual option grant will vest upon the optionee's completion of one year of Board service measured from the grant date.

     Each automatic option grant will have an exercise price per share equal to 100% of the fair market value per share of common stock on the grant date. The option will have a term of 10 years, subject to earlier termination at the end of the 12-month period measured from the date of the optionee's cessation of Board service.

     Each automatic option will remain exercisable for a 12-month period following the optionee's cessation of service as a Board member. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable post-service exercise period, the option may not be exercised for more than the number of option shares (if any) in which the Board member is vested at the time of his or her cessation of Board service.

     The shares subject to each automatic option grant will immediately vest upon (i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of ISS by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of our outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

     Each option granted under the Automatic Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting securities, the option may be surrendered to us in return for a cash distribution from us. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to our officers as part of their option grants under the Discretionary Option Grant Program.

     The remaining terms and conditions of each automatic option grant will in general conform to the terms summarized for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

GENERAL PROVISIONS

     Acceleration. If we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. If an option is assumed or replaced in connection with an acquisition and within 12 months following the acquisition the optionee is offered a lesser position or the optionee's service is terminated involuntarily, then the exercisability of the option will accelerate in part so that the option will become exercisable with respect to the next annual installment of option shares for which the option is otherwise to become exercisable.

     The Plan Administrator has the authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (i) upon an acquisition of ISS, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of ISS effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of Board members, or (iii) in the event the individual is offered a lesser position or the individual's service is terminated involuntarily within a designated period (not to exceed 12 months) following an acquisition in which those options are assumed or replaced or following a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Automatic Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or hostile change in control transaction.

     The acceleration of vesting in the event of a change in the ownership or control of ISS may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of ISS.

     Financial Assistance. The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

     Special Tax Election. The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

     Amendment and Termination. The Board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to the Plan, applicable laws and regulations. Stockholder approval is required to amend the Plan if the amendment would: (1) expand the classes of persons to whom awards may be made; (2) increase the number of shares of common stock authorized for grant; (3) increase the number of shares which may be granted under awards to any one participant per calendar year; (4) increase the percentage of shares available for awards of restricted stock or unrestricted shares of common stock;
(5) permit unrestricted shares of common stock to be granted other than in lieu of cash payments under other incentive plans and programs of the company and its subsidiaries; (6) allow the creation of additional types of awards; (7) grant options at prices below fair market value at date of grant or permit decreasing the option price on any outstanding option or the base price on any stock appreciation right; (8) permit shortening of vesting periods or removing or waiving performance goals except to the extent expressly permitted under the Plan; or (9) change any of the provisions of the above limitations. Unless sooner terminated by the Board, the Plan will terminate on the earliest of (i) September 6, 2005, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares, or (iii) the termination of all outstanding options in connection with an acquisition of ISS by merger or sale.

PLAN BENEFITS

     The benefits or amounts that are currently allocated for 2003 to each of the Named Persons and groups under the Plan are set forth in the table below. The allocations are subject to change in the discretion of the Compensation Committee of the Board.

                       RESTATED 1995 STOCK INCENTIVE PLAN

NAME AND POSITION                                 DOLLAR VALUE (1)   NUMBER OF UNITS
-----------------                                 ----------------   ---------------
Thomas E. Noonan................................    $ 5,328,000           600,000
Richard Macchia.................................    $ 1,332,000           150,000
Lawrence C. Costanza............................    $ 2,042,400           230,000
Alex Bogaerts...................................    $   444,000            50,000
Pete Privateer..................................    $   888,000           100,000
Executive Group (ten persons)...................    $11,854,800         1,335,000
Non-Executive Director Group....................    $   888,000           100,000
Non-Executive Officer Employee Group............    $15,140,400         1,705,000

------------

(1) Based on a share price of $10.51 at April 2, 2003, the date on which some of the allocated options were granted, applying the Black-Scholes model using a volatility rate of 122% and interest rate of 4.2%, resulting in a value of $8.88 per share. The actual value, if any, an individual may realize from these options will depend solely on the increase in stock price over the exercise price when the options are exercised.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion outlines generally the federal income tax consequences applicable to awards granted under the Plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and Plan participants should rely on their own tax counsel for advice regarding federal income tax treatment under the Plan.

     Option Grants. Options granted under the Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to satisfy such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Stock Options. An optionee is not subject to any federal income tax upon the grant of an incentive option pursuant to the Plan, nor does the grant of an incentive option result in an income tax deduction for us. Further, an optionee normally will not recognize income for federal income tax purposes and we normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive option and the related transfer of shares to the optionee. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the optionee for the year in which the option is exercised. Thus, the exercise of an incentive option nevertheless may increase an optionee's federal income tax liability as a result of the alternative minimum tax rules of the Code.

     If the shares transferred pursuant to the exercise of an incentive option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the optionee generally will recognize ordinary income equal to the lesser of (1) the excess of the amount realized on the disposition of the shares over the exercise price for the shares or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. The balance, if any, of the optionee's gain over the amount treated as ordinary income on disposition generally will be treated as short or long-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied.

     If the shares transferred upon the exercise of an incentive option are disposed of after the holding periods have been satisfied, such disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. We will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

     Non-Statutory Options. An optionee normally recognizes no taxable income upon the grant of a non-statutory option, nor does the grant of a non-statutory option result in an income tax deduction for us. An optionee normally will recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the shares purchased over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income. The fair market value of the purchased shares generally will be determined on the date the shares are transferred pursuant to the exercise. However, if the optionee is subject to
Section 16(b) of the Exchange Act of 1934, as amended, the date on which the fair market value of the shares transferred will be determined may be delayed for up to six months if the optionee cannot sell the shares after exercise without subjecting the optionee to a claim under Section 16(b) of the Exchange Act. Alternatively, if the optionee is subject to Section 16(b) of the Exchange Act and makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the company at a price not greater than the exercise price upon the optionee's termination of service with us prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report, as and when our repurchase rights lapse, as ordinary income an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under
Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses. However, if shares with respect to which a Section 83(b) election is made are later forfeited, no tax deduction is allowable to the recipient for the forfeited shares.

     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

     Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

     Direct Stock Issuances. An employee or director who receives a direct issuance of common stock under the Plan generally will be taxed at ordinary income rates on the excess of the fair market value of the shares when they vest over the amount, if any, paid for the shares. Accordingly, for shares that are vested fully upon issuance, the employee or director will recognize ordinary income at issuance. An employee or director, however, may timely elect under
Section 83(b) of the Code to recognize ordinary income on the date of issuance of unvested common stock equal to the fair market value of the shares on that date, less the amount, if any, paid for the shares. If a Section 83(b) election is made, no additional taxable income will be recognized by the employee or director at the time the shares vest. However, if such shares are forfeited, no tax deduction is allowable to the employee or director for the forfeited shares. We normally will be entitled to a deduction at the time when, and in the amount that, the employee or director recognizes ordinary income.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     We anticipate that any compensation deemed paid by us in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Section 162(m).

ACCOUNTING TREATMENT

     Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date do not currently result in any direct charge to our reported earnings. However, we must disclose in footnotes to our financial statements the fair value of those options and the pro-forma impact those options would have upon our reported earnings if the fair value of those options at the time of grant were treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

     Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

     Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board has appointed the firm of Ernst & Young LLP, our independent public auditors during 2002, to serve in the same capacity for the year ending December 31, 2003. The Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our stockholders.

     A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the two most recent fiscal years ended December 31, 2002 and 2001 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the same fiscal years were $225,000 for 2002 and $200,000 for 2001.

AUDIT-RELATED FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to us for assurance and related services that are reasonably related to the performance of our audit or review of our financial statements (which are not included in audit fees above) for our two most recent fiscal years ended December 31, 2002 and 2001 were $297,000 for 2002 and $239,000 for 2001. Audit related fees include fees for services rendered in connection with audits of our Japanese subsidiary who has shares traded on the Japan over-the-counter market, acquired businesses, statutory audit of subsidiaries, 401(k) plan audit services, and other accounting advisory services.

TAX FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to us for tax compliance, tax advice and tax planning for our two most recent fiscal years ended December 31, 2002 and 2001 were $58,000 for 2002 and $115,500 for 2001. In 2002, the fees related to tax compliance in the United States and the United Kingdom. In 2001, the fees related to tax compliance in the United State and United Kingdom, tax consulting in connection with our Atlanta headquarters facility, and tax advisory and other compliance in the United Kingdom.

ALL OTHER FEES

     The above categories (Audit Fees, Audit-Related Fees and Tax Fees) encompass all of the fees for our two most recent fiscal years ended December 31, 2002 and 2001 billed by Ernst & Young LLP for services rendered to us.

     The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independent auditor's independence.

FEE PRE-APPROVAL POLICY

     The Audit Committee has approved the engagement of Ernst & Young LLP and has approved a budget for audit, audit related and tax related fees for services to be rendered for our 2003 fiscal year. The Audit Committee, or a member of the committee, must pre-approve any non-audit service provided to us by the company's independent auditor. The Audit Committee also approved the engagement of Ernst & Young LLP for the audit and audit related services performed for our fiscal years ended December 31, 2002 and 2001. Prior to 2003, the Audit Committee did not consider engagements of the independent auditor for the tax related services rendered.

AUDIT COMMITTEE REPORT

     The Audit Committee is responsible for, among other things, reviewing with our independent auditors the scope and results of their audit engagement. In connection with the fiscal 2002 audit, the Audit Committee has:

     - reviewed and discussed with management our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2002,

     - discussed with Ernst & Young LLP, our independent auditors, the matters required by Statement of Auditing Standards No. 61, and

     - received from and discussed with Ernst & Young LLP the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 regarding their independence.

     Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent accountants. The Audit Committee has adopted a charter, which has been amended since last year's proxy. A copy of the amended charter is attached to this Proxy Statement as Annex A. The members of the Audit Committee have been determined to be independent in accordance with the requirements of Rule 4200(a)(15) of the National Association of Securities Dealers listing requirements.
                                          The Audit Committee:
                                          Richard S. Bodman, Chairman
                                          Robert E. Davoli
                                          Kevin J. O'Connor
March 17, 2003

     The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sam Nunn, one of our directors, is a senior partner in the law firm of King & Spalding LLP. King & Spalding LLP provided legal services to us during 2002.

     Our policy is that all transactions between us and our officers, directors and principal stockholders will be approved by a majority of the independent and disinterested members of the Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of our common stock and their transactions in common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons, and (ii) the written representations received from such persons, we believe that all reporting requirements under Section 16(a) for the fiscal year were met in a timely manner, except as follows: Messrs. Christopher Klaus and Thomas Noonan each failed to timely report two transactions on Form 4 and such transactions were reported on subsequent Forms 4.

ANNUAL REPORT AND FORM 10-K

     A copy of our Annual Report to Stockholders for the 2002 fiscal year is being mailed with this Notice of Annual Stockholders Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report to Stockholders is not incorporated into this Proxy Statement and is not considered proxy solicitation material. The Annual Report to Stockholders includes our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

                                    ANNEX A

                        INTERNET SECURITY SYSTEMS, INC.
                            AUDIT COMMITTEE CHARTER
                          (As amended March 17, 2003)

     The audit committee of the board of directors of Internet Security Systems, Inc. shall consist of a minimum of three directors. Members of the committee shall be appointed by the board of directors and may be removed by the board of directors in its discretion. All members of the committee shall be independent directors under the standards of the United States Securities and Exchange Commission and Nasdaq, and shall also satisfy the independence requirement for members of an audit committee. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert.

     The purpose of the committee shall be to assist the board in its oversight of the integrity of the financial statements of the company, of the company's compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor, and of the performance of the company's internal audit function and independent auditors.

     In furtherance of this purpose, the committee shall have the following authority and responsibilities:

          1. To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or Nasdaq requirements.

          2. To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts.

          3. To recommend, for board approval, the independent auditor to examine the company's accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The committee shall have the sole authority to approve all audit engagement fees and terms and the committee, or a member of the committee, must pre-approve any non-audit service provided to the company by the company's independent auditor.

          4. To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management's response, and the company's risk assessment and risk management policies, including the company's major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

          5. To review the company's financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company's financial statements, including alternatives to, and the rationale for, the decisions made.

          6. To review and approve the manner of fulfilling internal audit functions.

          7. To review, with such officers and staff as it deems appropriate, the company's internal system of audit and financial controls and results.

          8. To obtain and review at least annually a report from the independent auditor delineating: the auditing firm's internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm's internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the committee will review at least annually all relationships between the independent auditor and the company.

          9. To prepare and publish an annual committee report in the company's proxy statement.

          10. To set policies for the hiring of employees or former employees of the company's independent auditor.

          11. To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the company. This should include regular reviews of the compliance processes. In connection with these reviews, the committee will meet, as deemed appropriate, with the general counsel and other company officers or employees.

          12. The committee shall meet separately at least quarterly with management, with the corporate finance staff and also with the company's independent auditors.

          13. The committee shall have authority to retain such outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

          14. The committee shall report any recommendations to the board after each committee meeting. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

                        INTERNET SECURITY SYSTEMS, INC.
                                     PROXY

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 2003 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the annual meeting to be held May 28, 2003 and appoints Richard Macchia and Maureen Richards, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Internet Security Systems, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held on May 28, 2003 at 10:00 a.m., and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth on the front and reverse side of this card.

1. To elect three directors to serve for a three-year term.

                                                                 WITHHOLD
                                                                AUTHORITY
              DIRECTOR                        FOR                TO VOTE
              --------                 ------------------   ------------------
Thomas E. Noonan                             [ ]                  [ ]
Sam Nunn                                     [ ]                  [ ]
David N. Strohm                              [ ]                  [ ]

2. To approve amendments to our Restated 1995 Stock Incentive Plan.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                             (continued on reverse)

                            (continued from reverse)

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the annual meeting and upon other matters as may properly come before the annual meeting.

    This Proxy, when properly executed, will be voted as specified on the front and reverse side of this card. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE AMENDMENTS TO THE PLAN.

                                    Please print the name(s) appearing on each share certificate(s) over which you have voting authority:


                                    --------------------------------------------
                                    (Print name(s) on certificate)
                                    Please sign your name:

                                    --------------------------------------------

                                    --------------------------------------------
                                    (Authorized Signature(s))

                                    --------------------------------------------
                                                                          ,
                                    Dated:                                2003
                                            ---------------------------